CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated January 16, 2013 relating to the financial statement of KraneShares Dow Jones China Select Dividend ETF (a portfolio of KraneShares Trust) which appears in the Statement of Additional Information with respect to KraneShares Dow Jones China Select Dividend ETF (“Statement of Additional Information”), which is incorporated by reference into this Pre-Effective Amendment No. 3 to the Registration Statement on Form N-1A for KraneShares Trust (“Registration Statement”). We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which is incorporated by reference into this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

April 8, 2013